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                                                                     EXHIBIT 3.4

                           ARTICLES OF INCORPORATION

                                       OF

                               CEX HOLDINGS, INC.

     The undersigned who, if a natural person, is eighteen (18) years or older, hereby forms a corporation, under and pursuant to the statutes of the State of Colorado, and adopts the following Articles of Incorporation:

                                   ARTICLE I

     The name of the Corporation is CEX Holdings, Inc.

                                   ARTICLE II

     The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of the State of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

                                  ARTICLE III

     This Corporation shall have perpetual existence, which existence shall commence upon the filing of these Articles of Incorporation with the Secretary of State of the State of Colorado.

                                   ARTICLE IV

     A. The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock of one-tenth of One Cent ($0.01) par value. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established.

     B. Each holder of Common Stock shall have one vote on all matters submitted to shareholders for each share of Common Stock standing in the name of such holder on the
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books of the Corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall be entitled to vote all of the shareholder's votes for as many persons as there are directors to be elected. In the election of directors, cumulative voting shall not be allowed. Except as otherwise provided herein, and except as otherwise required by law, all shares of capital stock of the Corporation entitled to vote shall vote as a single class on all matters submitted to the shareholders.

         C. Unless otherwise approved by a resolution of the Corporation's board of directors, shareholders of the capital stock of the Corporation shall not have the preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares. Such provision shall apply to both shares outstanding and to newly issued shares.

         D. At all meetings of the shareholders, the holders of a majority of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by the Colorado Business Corporation Act or these Articles of Incorporation.

                                   ARTICLE V

         A. The address of the initial registered office of the Corporation is The Corporation Company (the "Registered Agent"). The address of the Registered Agent is 1675 Broadway, Denver, CO 80202.

         B. The name of the initial registered agent for the Corporation at such address is The Corporation Company.

         C. The address of the initial principal office of the Corporation is 325 Interlocken Parkway, Broomfield, Colorado 80021.





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                                   ARTICLE VI

         A. The personal liability of a director to the Corporation or its shareholders is limited to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time. Any limitations on liability in effect prior to the date of these Articles of Incorporation shall remain in full force and effect. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director hereunder existing at the time of such repeal or modification.

         B. The Corporation shall indemnify all persons to the fullest extent permitted by the Colorado Business Corporation Act, as amended from time to time, subject to any expansion (but not limitation) of such indemnification as may be set forth in the bylaws of the Corporation or any shareholders' or directors' resolutions or by any indemnification or similar agreement between the Company and any officer or director.

                                  ARTICLE VII

         The number of persons constituting the board of directors of the Corporation shall be fixed by the bylaws of the Corporation. Directors need not be residents of the State of Colorado or shareholders of the Corporation and shall exercise all the powers conferred on the Corporation by these Articles of Incorporation and by the laws of the State of Colorado.

                                  ARTICLE VIII

         The right is expressly reserved to amend, alter, change or repeal any provision or provisions contained in these Articles of Incorporation or any Article herein in any manner or respect now or hereafter permitted or provided by the Colorado Business Corporation Act, and the rights of all officers, directors and shareholders are expressly made subject to such reservation.

                                   ARTICLE IX

         The name and address of the incorporator of this Corporation is Matthew R. Perkins, 1225 17th Street, Suite 2300, Denver, Colorado 80202.

         Executed this 14th day of June, 1996



                                        /s/ MATTHEW R. PERKINS
                                        ----------------------
                                        Matthew R. Perkins





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         The undersigned hereby consents to the appointment as the initial registered agent for CEX Holdings, Inc.



                                        /s/ MARCIA J. SUNAHARA
                                        ------------------------
                                        The Corporation Company

                                        Name: Marcia J. Sunahara
                                             -------------------




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